Exhibit 99.1

CONTACT INFORMATION:

FOR IMMEDIATE RELEASE	Dave Keffer VP, Investor Relations 703.502.7731 david_keffer@sra.com

SRA Announces Financial Results for

Third Quarter Fiscal Year 2009

•	Revenue of $377 million and Diluted EPS of $0.25

•	$805 million of contract awards

•	Fiscal Year 2009 financial guidance unchanged

FAIRFAX, Va., May 7, 2009 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations and commercial clients, today announced operating results for the third quarter of fiscal year (FY) 2009, which ended March 31, 2009.

Revenue for the quarter was $376.9 million, up 0.2% from $376.0 million in the March 2008 quarter. Operating income for the quarter was $24.1 million, for an operating margin of 6.4%. Net income was $14.3 million, for a net margin of 3.8%. Diluted earnings per share (DEPS) for the quarter were $0.25, down $0.05 year over year.

SRA President and CEO Stan Sloane said, “We’re pleased to have made progress in our financial results this quarter, and our contract awards indicate solid business momentum as we approach the end of fiscal year 2009. We had several key recompete wins in Q3, as well as our largest new award in over four years.”

Executive Vice President and COO Tim Atkin added, “We saw improvement in a number of areas in the third quarter. Program performance was solid across the company, and we effectively managed our SG&A expenses. In addition, our voluntary attrition rate reached its lowest level in over four years.”

Contract Awards

SRA won new business in the third quarter with potential value of $805 million, if all option years are exercised. As of March 31, 2009, the company’s backlog of signed business orders was $4.2 billion, up 8% year-over-year. Funded backlog increased 3% year-over-year to $808 million.

Major highlights of competitive contract awards in the quarter include:

•

U.S. European Command (USEUCOM) and U.S. Africa Command (USAFRICOM). SRA was awarded a five-year, $216 million task order to provide communications and information technology services in support of USEUCOM and USAFRICOM. Based in Stuttgart, Germany, the program involves life cycle support for networks, software, command, control, communication and computer systems.

•

Government Accountability Office (GAO), Information Systems and Technology Services (ISTS) Phoenix Program. The company won a five-year, $117 million recompete task order to provide information technology (IT) infrastructure and software support for GAO. Under this program, SRA will continue to enhance the efficiency and security of GAO’s network infrastructure.

•

Naval Surface Warfare Center (NSWC), Indian Head Division. SRA was awarded a five-year, $40 million task order on the Seaport-e contract to provide command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) technology services for the NSWC.

•

U.S. Coast Guard. The Coast Guard awarded SRA a five-year, $30 million contract to continue its implementation of a human resources software system. The system went live in 2008 and serves over 50,000 Coast Guard military retirees and annuitants.

SRA was also awarded several multiple-award, indefinite delivery, indefinite quantity (ID/IQ) contracts in the March quarter. ID/IQ wins are not included in the company’s quarterly bookings figure, but they provide a solid foundation for future growth.

•

General Services Administration (GSA), Alliant. The company was awarded a prime position on the Alliant contract vehicle, which has a $50 billion ceiling value over ten years for all awardees. Administered by GSA, the contract will cover a full scope of IT services across the federal government.

•

U.S. Army, Program Executive Office for Simulation Training and Instrumentation (PEO STRI). SRA was one of the prime contractors selected for a ten-year, $17 billion Simulation and Training Omnibus Contract (STOC II) by PEO STRI. Task orders under the contract vehicle will involve life cycle management services for military training and testing systems.

Forward Guidance

The company is reaffirming the revenue and earnings guidance for Fiscal Year 2009 that it issued on February 5, 2009. The table below represents management’s current expectations about the company’s future financial performance, based on information available at this time. The forward guidance in this table does not include any effect for acquisitions that SRA might make in the future.

Measure	Fiscal Year (FY) Ending June 30, 2009	Change from FY 2008 to 2009
Revenue	$1.51 billion to $1.54 billion	0% to 2%
Diluted earnings per share	$0.94 to $1.00	-19% to -24%

Conference Call

SRA senior management will hold a conference call to discuss these operating results and forward guidance today at 5:00 PM Eastern. Interested parties may listen to the conference call by dialing 888-603-9073 (U.S./Canada) or 210-234-0078 (Other) with passcode SRX. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call through May 21, 2009 by dialing 800-934-9697 (U.S./Canada) or 203-369-3395 (Other) and entering passcode 9458.

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cybersecurity; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; logistics; public health preparedness; strategic management consulting; systems engineering; and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for ten consecutive years. The company and its subsidiaries employ more than 6,800 employees serving clients from headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of May 7, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 7, 2009.

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Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	31-Mar-09	31-Mar-08	31-Mar-09	31-Mar-08
Revenue	$376,928	$376,002	$1,138,606	$1,122,144
Operating costs and expenses:
Cost of services	274,866	276,708	830,738	837,706
Selling, general and administrative	70,732	63,508	216,500	176,498
Depreciation and amortization	7,244	6,230	21,537	18,821
Gain on sale of Constella Futures Holding, LLC	—	—	(1,939)	—
Acquired in-process research and development	—	—	900	—

Total operating costs and expenses	352,842	346,446	1,067,736	1,033,025

Operating income	24,086	29,556	70,870	89,119
Interest expense	(897)	(611)	(4,832)	(2,216)
Interest income	449	886	1,852	3,374

Income before taxes	23,638	29,831	67,890	90,277
Provision for income taxes	9,365	11,788	27,373	35,784

Net income	$14,273	$18,043	$40,517	$54,493

Earnings per share:
Basic	$0.25	$0.31	$0.72	$0.95

Diluted	$0.25	$0.30	$0.70	$0.92

Weighted-average shares:
Basic	56,202,281	57,852,369	56,310,389	57,600,872

Diluted	57,278,959	59,468,955	57,512,843	59,407,213

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	31-Mar-09	30-Jun-08
Current assets:
Cash and cash equivalents	$102,185	$229,260
Restricted cash	149	1,194
Accounts receivable, net	348,266	344,974
Inventories, net	3,850	—
Prepaid expenses and other	42,337	64,159
Deferred income taxes, current	10,228	11,544

Total current assets	507,015	651,131

Property, plant and equipment, net	38,417	37,949

Other assets:
Goodwill	491,212	395,766
Identified intangibles, net	46,153	36,813
Deferred income taxes, noncurrent	4,035	3,217
Deferred compensation trust	5,771	7,747
Notes receivable and other assets	25,232	3,892

Total other assets	572,403	447,435

Total assets	$1,117,835	$1,136,515

Current liabilities:
Accounts payable and accrued expenses	$115,411	$163,927
Accrued payroll and employee benefits	98,343	99,742
Billings in excess of revenue recognized	14,955	15,111
Short-term borrowings	8,502	—

Total current liabilities	237,211	278,780

Long-term liabilities:
Long-term debt	150,000	150,000
Other long-term liabilities	11,983	14,799

Total long-term liabilities	161,983	164,799

Total liabilities	399,194	443,579

Stockholders’ equity	718,641	692,936

Total liabilities and stockholders’ equity	$1,117,835	$1,136,515

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	31-Mar-09	31-Mar-08
Cash flows from operating activities:
Net income	$40,517	$54,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,537	18,821
Stock-based compensation	8,454	7,322
Deferred income taxes	729	(1,372)
Gain on sale of Constella Futures Holding, LLC	(1,939)	—
Loss on disposal of property and equipment	—	744
Acquired in-process research and development	900	—
Working capital changes, net of the effect of acquisitions and divestitures	(39,917)	(38,453)

Net cash provided by operating activities	30,281	41,555

Cash flows from investing activities:
Capital expenditures	(10,851)	(6,754)
Payments to Spectrum Solutions Group, Inc. shareholders	(7,021)	—
Acquisitions, net of cash acquired	(132,275)	(189,714)
Issuance of notes receivable	(17,526)	—
Proceeds from sale of Constella Futures Holding, LLC	31,846	—

Net cash used in investing activities	(135,827)	(196,468)

Cash flows from financing activities:
Issuance of common stock	2,853	11,916
Excess tax benefit of stock option exercises	393	4,725
Net repayments under short-term credit facilities	(1,927)	—
Borrowings under credit facility	75,000	80,000
Repayments under credit facility	(75,000)	—
Payment of financing costs	—	(324)
Reissuance of treasury stock	398	679
Purchase of treasury stock	(21,840)	(17,600)

Net cash (used in) provided by financing activities	(20,123)	79,396

Effect of exchange rate changes on cash and cash equivalents	(1,406)	—

Net decrease in cash and cash equivalents	(127,075)	(75,517)
Cash and cash equivalents, beginning of period	229,260	212,034

Cash and cash equivalents, end of period	$102,185	$136,517

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$5,062	$1,885

Income taxes	$31,964	$40,970

Cash received during the period:
Interest	$2,208	$3,670

Income taxes	$379	$757

Reconciliation Between Total Revenue and Organic Revenue (Unaudited)

(in thousands)

Organic revenue, as presented, is computed by comparing our reported revenue for the current period to revenue for the same period in the prior year adjusted to include revenue of acquired businesses for the pre-acquisition period of the prior year. In arriving at prior-year revenue, we include the revenue of acquired companies and remove the revenue of divested companies for the prior-year periods comparable to the current-year periods for which the companies are included in our reported revenue. The resulting rate is intended to represent our organic, or non-acquisitive, growth or decline year-over-year, including comparable period growth or decline attributable to acquired companies. We believe that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of our business, including the post-acquisition activity of acquired companies. This non-GAAP financial measure is not used for any other purpose and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	31-Mar-09	31-Mar-08	% Increase
Total Revenue, as reported	$376,928	$376,002	0.2%

Plus: Revenue from acquired companies for the comparable prior year period		16,346
Less: Revenue from divested companies for the comparable prior year period		(17,975)

Organic Revenue	$376,928	$374,373	0.7%